UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Hall, John R.
   500 Diederich Boulevard
   Russell, KY  41169
2. Issuer Name and Ticker or Trading Symbol
   UCAR International Inc.
   UCR
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   02/28/2002
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
Common Stock               |02/05/|P   | |200               |A  |$10.99     |                   |D     |                           |
                           |02    |    | |                  |   |           |                   |      |                           |
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Common Stock               |02/05/|P   | |1,800             |A  |$11.00     |                   |D     |                           |
                           |02    |    | |                  |   |           |                   |      |                           |
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Common Stock               |02/06/|P   | |5,500             |A  |$11.00     |                   |D     |                           |
                           |02    |    | |                  |   |           |                   |      |                           |
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Common Stock               |02/07/|P   | |2,500             |A  |$11.00     |12,000             |D     |                           |
                           |02    |    | |                  |   |           |                   |      |                           |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
Stock Option (right to|$32.53  |     |    | |           |   |03/30|03/30|Common Stock|5,000  |       |5,000       |D  |            |
 buy)                 |        |     |    | |           |   |/98  |/08  |, par value |       |       |            |   |            |
                      |        |     |    | |           |   |     |     |$.01 per sha|       |       |            |   |            |
                      |        |     |    | |           |   |     |     |re          |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Time Option (right to |$17.81  |     |    | |           |   |01/01|01/01|Common Stock|3,200  |       |3,200       |D  |            |
buy)                  |        |     |    | |           |   |/01  |/10  |, par value |       |       |            |   |            |
                      |        |     |    | |           |   |     |     |$.01 per sha|       |       |            |   |            |
                      |        |     |    | |           |   |     |     |re          |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Stock Option (right to|$8.57   |     |    | |           |   |12/15|12/15|Common Stock|7,700  |       |7,700       |D  |            |
 buy)                 |        |     |    | |           |   |/01  |/10(1|, par value |       |       |            |   |            |
                      |        |     |    | |           |   |     |)    |$.01 per sha|       |       |            |   |            |
                      |        |     |    | |           |   |     |     |re          |       |       |            |   |            |
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Stock Option (right to|$8.57   |     |    | |           |   |(2)  |12/15|Common Stock|5,840  |       |5,840       |D  |            |
 buy)                 |        |     |    | |           |   |     |/10(1|, par value |       |       |            |   |            |
                      |        |     |    | |           |   |     |)    |$.01 per sha|       |       |            |   |            |
                      |        |     |    | |           |   |     |     |re          |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Stock Option (right to|$8.57   |     |    | |           |   |12/15|12/15|Common Stock|700    |       |700         |D  |            |
 buy)                 |        |     |    | |           |   |/00  |/10(1|, par value |       |       |            |   |            |
                      |        |     |    | |           |   |     |)    |$.01 per sha|       |       |            |   |            |
                      |        |     |    | |           |   |     |     |re          |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Stock Option (right to|$8.85   |     |    | |           |   |9/25/|9/25/|Common Stock|1,590  |       |1,590       |D  |            |
 buy)(3)              |        |     |    | |           |   |01   |11(1)|, par value |       |       |            |   |            |
                      |        |     |    | |           |   |     |     |$.01 per sha|       |       |            |   |            |
                      |        |     |    | |           |   |     |     |re          |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Stock Option (right to|$10.70  |     |    | |           |   |01/01|01/01|Common Stock|6,200  |       |6,200       |D  |            |
 buy)                 |        |     |    | |           |   |/03(4|/12(1|, par value |       |       |            |   |            |
                      |        |     |    | |           |   |)    |)    |$.01 per sha|       |       |            |   |            |
                      |        |     |    | |           |   |     |     |re          |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
(1) Options expire on such date unless reporting person ceases to be a director, in which event options expire four years from date reporting person's directorship ends.
(2)  Such options vested ratably over 2001.
(3)  Options were granted in lieu of cash fees in accordance with prior practice.
(4) Such options shall vest so long as the reporting person is still a director on such date.
SIGNATURE OF REPORTING PERSON
/s/ Karen G. Narwold, Attorney-in-Fact for John R. Hall
DATE
March 7, 2002